TherapeuticsMD, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

TherapeuticsMD Announces Third Quarter 2018 Financial Results

-Strong early launch indicators for IMVEXXY™-

-BIJUVA™ commercial launch planned for 2Q 2019-

-ANNOVERA™ commercial launch planned for 4Q 2019-

-Conference call scheduled for 4:30 p.m. ET today-

BOCA RATON, Fla. – November 7, 2018 – TherapeuticsMD, Inc. (NASDAQ: TXMD), an innovative women’s healthcare company, today announced its clinical and corporate update for the quarter ended September 30, 2018.

“We are extremely pleased with the momentum of the IMVEXXY launch, including our progress with negotiating commercial payer coverage,” said Robert G. Finizio, Chief Executive Officer of TherapeuticsMD. “We are also pleased with the recent approvals of both BIJUVA and ANNOVERA. Over a short period of five months, we achieved three product approvals, which creates the solid foundation for our goal of becoming the leading women’s healthcare pharmaceutical company. We are focused on successfully commercializing all three of these highly differentiated products covering important stages in the lifespan of a woman from family planning to contraception through menopause.”

Third Quarter and Recent Developments

●	On October 28, 2018, the company received U.S. Food and Drug Administration (FDA) approval of BIJUVATM (estradiol and progesterone) capsules, 1 mg/100 mg. BIJUVA is the first and only FDA-approved bio-identical[i] hormone therapy combination of estradiol and progesterone in a single, oral capsule for the treatment of moderate to severe vasomotor symptoms (commonly known as hot flashes or flushes) due to menopause in women with a uterus.

●	The company commenced the U.S. commercial launch of IMVEXXY™ (estradiol vaginal inserts) 10 mcg dose in August 2018 and 4 mcg dose in September 2018 with 150 sales representatives. IMVEXXY is available in major pharmacy chains in the U.S. as well as through our BIO-IGNITETM compounding pharmacy partners.

○	From launch through October 31, 2018, approximately 28,200 prescriptions of IMVEXXY were dispensed to approximately 12,800 patients.

○	During the third quarter, approximately 14,900 prescriptions of IMVEXXY were dispensed to approximately 8,400 patients.

○	Executed a branded multichannel awareness campaign for healthcare practitioners leveraging digital, non-personal promotion and journal advertising.

●	On August 10, 2018, the company received FDA approval of ANNOVERA™ (segesterone acetate/ethinyl estradiol vaginal system), the first long-acting prescription birth control that is patient-controlled, procedure-free and reversible, to prevent ovulation for an entire year (administered in repeated four-week cycles for 13 cycles), after in-licensing the U.S. exclusive commercialization rights from the Population Council.

●	Presented ten oral presentations and posters related to IMVEXXY and BIJUVA at the Annual Meeting of the North American Menopause Society.

●	On July 30, 2018, the company licensed to Knight Therapeutics, Inc. (TSX: GUD) the exclusive rights to commercialize TX-004HR (branded as IMVEXXY in the U.S.) and TX-001HR (branded as BIJUVA in the U.S.) in Canada and Israel.

●	During July 2018, completed underwritten public offering of common stock and concurrent registered direct offering and received net proceeds of approximately $89.9 million.

●	Net revenue was approximately $3.5 million for the third quarter of 2018, compared with approximately $4.4 million for the third quarter of 2017.

●	Net loss was approximately $35.6 million for the third quarter of 2018, compared with approximately $14.7 million for the third quarter of 2017.

●	Ended the quarter with approximately $190 million in cash and approximately $75 million in outstanding debt.

●	As of September 30, 2018, the company has filed 241 global patent applications intellectual property portfolio with 22 issued foreign patents and 20 issued U.S. patents.

Summary of Third Quarter 2018 Financial Results

Net revenue was approximately $3.5 million for the third quarter of 2018, compared with approximately $4.4 million for the third quarter of 2017. Net revenue decreased primarily due to a decrease in prenatal vitamin sales partially offset by an increase in sales of IMVEXXY.

Net revenue from the company’s prescription prenatal vitamin business was approximately $3.3 million for the third quarter of 2018, compared with approximately $4.4 million for the third quarter of 2017. The decrease was primarily related to the number of prenatal vitamin units sold and higher utilization of coupons offered to customers as compared to the third quarter of 2017. The company launched the IMVEXXY 10 mcg dose on August 6, 2018 followed by the 4 mcg dose on September 13, 2018. Net revenue for IMVEXXY was approximately $0.2 million for the third quarter of 2018 and were greatly affected by our co-pay assistance program, which is a maximum $35 out-of-pocket copay assistance program that allows patients to access the product for a reasonable cost. The company expects the net revenue for IMVEXXY to improve as commercial payer coverage for IMVEXXY increases and insurance plans complete the process needed to adjudicate IMVEXXY prescriptions at pharmacies.

Total operating expenses for the third quarter of 2018 included research and development (R&D) expenses and sales, general, and administrative expenses (SG&A). R&D expenses for the third quarter of 2018 were approximately $6.7 million compared with approximately $6.4 million for the prior year’s quarter. SG&A expenses for the third quarter of 2018 were approximately $30.4 million compared with approximately $12.1 million for the prior year’s quarter, primarily due to higher sales, marketing, and personnel costs to support commercialization of IMVEXXY and pre-commercialization activities for BIJUVA.

Net loss for the third quarter of 2018 was approximately $35.6 million, or $0.16 per basic and diluted share, compared with approximately $14.7 million, or $0.07 per basic and diluted share, for the third quarter of 2017.

Balance Sheet

As of September 30, 2018, the company’s cash on hand totaled approximately $190 million, compared with approximately $127.1 million at December 31, 2017. Total outstanding debt, net of issuance costs, was approximately $73.3 million as of September 30, 2018.

Conference Call and Webcast Details

TherapeuticsMD will host a conference call and audio webcast today, at 4:30 p.m. ET to present third quarter 2018 results and provide a business update.

Date:	Wednesday, November 7, 2018
Time:	4:30 p.m. ET
Telephone Access (US):	866-665-9531
Telephone Access (International):	724-987-6977
Access Code for All Callers:	9651828

A live webcast and audio archive for the event may be accessed on the home page or from the “Investors & Media” section of the TherapeuticsMD website at www.therapeuticsmd.com. Please connect to the website prior to the start of the presentation to ensure adequate time for any software downloads that may be necessary to listen to the webcast. A replay of the webcast will be archived on the website for at least 30 days. In addition, a digital recording of the conference call will be available for replay beginning two hours after the call’s completion and for at least 30 days with the dial-in 855-859-2056 or international 404-537-3406 and Conference ID: 9651828.

THERAPEUTICSMD, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current Assets:
Cash	$189,999,293	$127,135,628
Accounts receivable, net of allowance for doubtful accounts of $612,056 and $380,580, respectively	12,802,652	4,328,802
Inventory	2,378,221	1,485,358
Other current assets	6,509,646	6,604,284
Total current assets	211,689,812	139,554,072

Fixed assets, net	381,928	437,055

Other Assets:
Intangible assets, net	3,771,530	3,099,747
License rights	20,000,000	—
Long term deferred financing fees	759,229	—
Security deposit	150,522	139,036
Total other assets	24,681,281	3,238,783
Total assets	$236,753,021	$143,229,910

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$11,382,093	$4,097,600
Accrued expenses and other current liabilities	17,894,582	9,223,595
Total current liabilities	29,276,675	13,321,195

Long-term Liabilities:
Long-term debt	73,261,065	—
Total long-term liabilities	73,261,065	—
Total liabilities	102,537,740	13,321,195

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock - par value $0.001; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock - par value $0.001; 350,000,000 shares authorized:
236,464,789 and 216,429,642 issued and outstanding, respectively	236,465	216,430
Additional paid-in capital	613,864,115	516,351,405
Accumulated deficit	(479,885,299)	(386,659,120)
Total stockholders’ equity	134,215,281	129,908,715
Total liabilities and stockholders’ equity	$236,753,021	$143,229,910

THERAPEUTICSMD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenues, net	$3,473,535	$4,417,598	$11,009,937	$12,653,495

Cost of goods sold	699,118	700,814	1,786,902	2,042,174
Gross profit	2,774,417	3,716,784	9,223,035	10,611,321

Operating expenses:
Sales, general, and administration	30,354,072	12,057,868	80,578,079	43,524,412
Research and development	6,708,271	6,436,802	20,545,948	22,878,037
Depreciation and amortization	73,321	54,055	198,545	156,943
Total operating expense	37,135,664	18,548,725	101,322,572	66,559,392

Operating loss	(34,361,247)	(14,831,941)	(92,099,537)	(55,948,071)

Other income (expense):
Miscellaneous income	809,022	167,300	1,457,817	442,322
Accreted interest	—	—	—	7,699
Interest expense	(2,053,077)	—	(2,584,459)	—
Total other (expense) income	(1,244,055)	167,300	(1,126,642)	450,021

Loss before taxes	(35,605,302)	(14,664,641)	(93,226,179)	(55,498,050)

Provision for income taxes	—	—	—	—

Net loss	$(35,605,302)	$(14,664,641)	$(93,226,179)	$(55,498,050)

Net loss per share, basic and diluted	$(0.16)	$(0.07)	$(0.42)	$(0.27)

Weighted average number of common shares outstanding
	228,107,240	207,938,338	220,466,673	203,282,335

THERAPEUTICSMD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended
	September 30, 2018	September 30, 2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(93,226,179)	$(55,498,050)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation of fixed assets	121,423	104,622
Amortization of intangible assets	77,123	52,321
Provision for doubtful accounts	231,475	1,555
Share-based compensation	6,388,635	5,037,783
Amortization of deferred financing costs	149,909	—
Changes in operating assets and liabilities:
Accounts receivable	(8,705,325)	106,509
Inventory	(892,863)	(217,196)
Other current assets	1,233,482	(831,623)
Accounts payable	7,284,493	(3,159,145)
Accrued interest	59,375	—
Accrued expenses and other current liabilities	8,611,611	(946,853)
Net cash used in operating activities	(78,666,841)	(55,350,077)

CASH FLOWS FROM INVESTING ACTIVITIES
Payment for intellectual property license	(20,000,000)	—
Patent costs	(748,906)	(439,770)
Purchase of fixed assets	(66,295)	(35,849)
Payment of security deposit	(11,485)	—
Net cash used in investing activities	(20,826,686)	(475,619)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock, net of costs	89,907,797	68,572,635
Proceeds from term loan	75,000,000	—
Payment of deferred financing fees	(3,786,918)	—
Proceeds from exercise of options	1,236,313	212,615
Proceeds from exercise of warrants	—	3,798,999
Net cash provided by financing activities	162,357,192	72,584,249

Increase in cash	62,863,665	16,758,553
Cash, beginning of period	127,135,628	131,534,101
Cash, end of period	$189,999,293	$148,292,654

Supplemental disclosure of cash flow information
Interest paid	$1,759,316	$—

About IMVEXXY

IMVEXXY (estradiol vaginal inserts) is approved in the U.S. for the treatment of moderate-to-severe dyspareunia (vaginal pain associated with sexual activity), a symptom of vulvar and vaginal atrophy (VVA), due to menopause. IMVEXXY is the only product in its therapeutic class to offer a 4 mcg and 10 mcg dose, the 4 mcg dose representing the lowest approved dose of vaginal estradiol available.

IMPORTANT SAFETY INFORMATION FOR IMVEXXY

WARNING: ENDOMETRIAL CANCER, CARDIOVASCULAR DISORDERS, BREAST CANCER
and PROBABLE DEMENTIA

See full prescribing information for complete boxed warning.

Estrogen-Alone Therapy

● There is an increased risk of endometrial cancer in a woman with a uterus who uses unopposed estrogens

● Estrogen-alone therapy should not be used for the prevention of cardiovascular disease or dementia

● The Women’s Health Initiative (WHI) estrogen-alone substudy reported increased risks of stroke and deep vein thrombosis (DVT)

● The WHI Memory Study (WHIMS) estrogen-alone ancillary study of WHI reported an increased risk of probable dementia in postmenopausal women 65 years of age and older

Estrogen Plus Progestin Therapy

● Estrogen plus progestin therapy should not be used for the prevention of cardiovascular disease or dementia

● The WHI estrogen plus progestin substudy reported increased risks of stroke, DVT, pulmonary embolism (PE) and myocardial infarction (MI)

● The WHI estrogen plus progestin substudy reported increased risks of invasive breast cancer

● The WHIMS estrogen plus progestin ancillary study of WHI reported an increased risk of probable dementia in postmenopausal women 65 years of age and older

CONTRAINDICATIONS

●

IMVEXXY™ is contraindicated in women with any of the following conditions: undiagnosed abnormal genital bleeding; known, suspected, or history of breast cancer; known or suspected estrogen-dependent neoplasia; active DVT, PE, or history of these conditions; active arterial thromboembolic disease or a history of these conditions; known anaphylactic reaction or angioedema to IMVEXXY; known liver impairment or disease; known protein C, protein S, or antithrombin deficiency, or other known thrombophilic disorders.

WARNINGS AND PRECAUTIONS

●	IMVEXXY is intended only for vaginal administration. Systemic absorption may occur with the use of IMVEXXY.

●	The use of estrogen-alone and estrogen plus progestin therapy has been reported to result in an increase in abnormal mammograms requiring further evaluation.

●	The WHI estrogen plus progestin substudy reported a statistically non-significant increased risk of ovarian cancer. A meta-analysis of 17 prospective and 35 retrospective epidemiology studies found that women who used hormonal therapy for menopausal symptoms had an increased risk for ovarian cancer. The exact duration of hormone therapy use associated with an increased risk of ovarian cancer, however, is unknown.

●	Other warnings include: gallbladder disease; severe hypercalcemia, loss of vision, severe hypertriglyceridemia or cholestatic jaundice.

●	Estrogen therapy may cause an exacerbation of asthma, diabetes mellitus, epilepsy, migraine, porphyria, systemic lupus erythematosus, and hepatic hemangiomas and should be used with caution in women with these conditions.

●	Women on thyroid replacement therapy should have their thyroid function monitored.

ADVERSE REACTIONS

●	The most common adverse reaction with IMVEXXY (incidence ≥ 3 percent) and greater than placebo was headache.

Please note that this information is not comprehensive. Please visit www.Imvexxy.com for the Full Prescribing Information, including the Boxed WARNING, for IMVEXXY at https://imvexxy.com/pi.pdf.

About BIJUVA

BIJUVA is a novel combination of bio-identical estradiol and bio-identical progesterone approved for the treatment of moderate to severe vasomotor symptoms associated with menopause in women with a uterus in a once daily softgel capsule taken orally. Bio-identical refers to estradiol and progesterone that are molecularly identical to the hormones circulating naturally in the woman’s body. There is no evidence that bio-identical hormones are safer or more effective than synthetic hormones. BIJUVA is the first and only bio-identical estradiol and bio-identical progesterone product offering women an alternative to the available FDA-approved synthetic (non-bio-identical) hormones, the separate FDA-approved bio-identical estrogen and progesterone products that are used together but are not approved for combination use, and the unapproved compounded bio-identical hormone products. An estimated total of 15 to 20 million annual prescriptions of both the separate FDA-approved and compounded bio-identical estrogen and progesterone products are filled annually in the US.ii

INDICATION

BIJUVA is a combination of an estrogen and progesterone indicated in a woman with a uterus for the treatment of moderate to severe vasomotor symptoms due to menopause.

IMPORTANT SAFETY INFORMATION

WARNING: CARDIOVASCULAR DISORDERS, BREAST CANCER, ENDOMETRIAL CANCER, AND PROBABLE DEMENTIA

See full prescribing information for complete boxed warning.

Estrogen Plus Progestin Therapy

●     Estrogen plus progestin therapy should not be used for the prevention of cardiovascular disease or dementia

●     The Women’s Health Initiative (WHI) estrogen plus progestin substudy reported increased risks of stroke, deep vein thrombosis (DVT), pulmonary embolism (PE), and myocardial infarction (MI)

●    The WHI estrogen plus progestin substudy reported increased risks of invasive breast cancer

●    The WHI Memory Study (WHIMS) estrogen plus progestin ancillary study of WHI reported an increased risk of probable dementia in postmenopausal women 65 years of age of older

Estrogen-Alone Therapy

●    There is an increased risk of endometrial cancer in a woman with a uterus who uses unopposed estrogens

●     Estrogen-alone therapy should not be used for the prevention of cardiovascular disease or dementia

●     The WHI estrogen-alone substudy reported increased risks of stroke and DVT

●    The WHIMS estrogen-alone ancillary study of WHI reported an increased risk of probable dementia in postmenopausal women 65 years of age or older

CONTRAINDICATIONS

●	BIJUVA is contraindicated in women with any of the following conditions: Undiagnosed abnormal genital bleeding; Known, suspected, or history of cancer of the breast; Known or suspected estrogen-dependent neoplasia; Active DVT, PE, or history of these conditions; Active arterial thromboembolic disease (for example, stroke, MI), or a history of these conditions; Known anaphylactic reaction, angioedema, or hypersensitivity to BIJUVA or any of its ingredients; Known liver impairment or disease; Known protein C, protein S, or antithrombin deficiency, or other known thrombophilic disorders.

WARNINGS AND PRECAUTIONS

●	An increased risk of PE, DVT, stroke, and MI has been reported with estrogen plus progestin therapy. Should these occur or be suspected, therapy should be discontinued immediately. Risk factors for arterial vascular disease and/or venous thromboembolism (VTE) should be managed appropriately.

●	The WHI substudy of daily estrogen plus progestin after a mean follow-up of 5.6 years reported an increased risk of invasive breast cancer. Observational studies have also reported an increased risk of breast cancer for estrogen plus progestin therapy after several years of use. The risk increased with duration of use an appeared to return to baseline over about 5 years after stopping treatment (only the observational studies have substantial data on risk after stopping). The use of estrogen plus progestin therapy has been reported to result in an increase in abnormal mammograms requiring further evaluation.

●	Endometrial hyperplasia (a possible precursor to endometrial cancer) has been reported to occur at a rate of approximately less than one percent with BIJUVA. Clinical surveillance of all women using estrogen plus progestin therapy is important. Adequate diagnostic measures should be undertaken to rule out malignancy in postmenopausal women with undiagnosed persistent or recurring abnormal genital bleeding.

●	The WHI estrogen plus progestin substudy reported a statistically non-significant increased risk of ovarian cancer. A meta-analysis of 17 prospective and 35 retrospective epidemiology studies found that women who used hormonal therapy for menopausal symptoms had an increased risk for ovarian cancer. The exact duration of hormone therapy use associated with an increased risk of ovarian cancer, however, is unknown.

●	In the WHIMS ancillary studies of postmenopausal women 65 to 79 years of age, there was an increased risk of developing probable dementia in women receiving estrogen plus progestin when compared to placebo. It is unknown whether these findings apply to younger postmenopausal women.

●	Estrogens increase the risk of gallbladder disease.

●	Discontinue estrogen if severe hypercalcemia, loss of vision, severe hypertriglyceridemia, or cholestatic jaundice occurs.

●	Monitor thyroid function in women on thyroid replacement hormone therapy.

ADVERSE REACTIONS

The most common adverse reactions (≥3%) for BIJUVA are breast tenderness (10.4%), headache (3.4%), vaginal bleeding (3.4%), vaginal discharge (3.4%), and pelvic pain (3.1%).

Please note that this information is not comprehensive. Please see the Full Prescribing Information, including BOXED WARNING, for BIJUVA at https://www.bijuva.com/pi.pdf.

About ANNOVERA

The ANNOVERA one-year contraceptive vaginal system combines a widely used estrogen (ethinyl estradiol) with a new progestin segesterone acetate (Nestorone®) into a single vaginal ring to prevent ovulation for an entire year (13 cycles; used in repeated four-week cycles (remaining in place continuously for three weeks followed by removal for one week)). Designed to empower women to be in complete control of their fertility and menstruation, ANNOVERA represents the first and only long-acting birth control product that is reversible and does not require a medical procedure for insertion or removal. The soft, flexible ring can be inserted and removed by the woman herself and without the help of a healthcare professional. The one-year vaginal system represents a new option for women, including nulliparous women (women who have not given birth) desiring long-acting reversible contraception. The one-year contraceptive vaginal system does not require refrigeration.

Indication

ANNOVERA is a progestin/estrogen CHC indicated for use by females of reproductive potential to prevent pregnancy. (Limitation of use: Not adequately evaluated in females with a BMI of > 29 kg/m2).

Important Safety Information

Cigarette smoking increases the risk of cardiovascular events from CHC use. This risk increases with age, particularly in females over 35 years of age, and with the number of cigarettes smoked. CHCs should not be used by females who are over 35 years of age and smoke.

Due to increased risks of serious side effects, ANNOVERA should not be used in females with certain medical conditions, including females who have a high risk of arterial or venous thrombotic diseases; who have or have had breast cancer or other estrogen- or progestin-sensitive cancer; who have liver tumors, acute hepatitis, severe cirrhosis, undiagnosed abnormal uterine bleeding, or hypersensitivity to any ingredients in ANNOVERA; who use certain Hepatitis C drug combinations; or who are pregnant or breastfeeding.

Risks from use of a CHC, like ANNOVERA, particularly in females with any condition listed above, include venous thrombotic events; cardiovascular events and cerebrovascular events such as stroke and myocardial infarction; liver disease; elevated liver enzymes with concomitant Hepatitis C treatment; hypertension; carbohydrate and lipid metabolic effects; headache; bleeding irregularities and amenorrhea.

ANNOVERA does not protect against HIV-infection (AIDS) and other sexually transmitted infections.

Please note that this information is not comprehensive. Please see the Full Prescribing Information, including the Boxed Warning, for ANNOVERA at www.annovera.com/pi.pdf.

About TherapeuticsMD, Inc.

TherapeuticsMD, Inc. is an innovative healthcare company focused on developing and commercializing novel products exclusively for women. Our products are designed to address the unique changes and challenges women experience through the various stages of their lives with a therapeutic focus in family planning, reproductive health, and menopause management. The company is committed to advancing the health of women and championing awareness of their healthcare issues. To learn more about TherapeuticsMD, please visit www.therapeuticsmd.com or follow us on Twitter: @TherapeuticsMD and on Facebook: TherapeuticsMD.

Forward-Looking Statements

This press release by TherapeuticsMD, Inc. may contain forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to TherapeuticsMD’s objectives, plans and strategies as well as statements, other than historical facts, that address activities, events or developments that the company intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as “believes,” “hopes,” “may,” “anticipates,” “should,” “intends,” “plans,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy” and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this press release are made as of the date of this press release, and the company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled “Risk Factors” in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, and include the following: the company’s ability to maintain or increase sales of its products; the company’s ability to develop and commercialize IMVEXXYTM, ANNOVERATM, BIJUVA and its hormone therapy drug candidates and obtain additional financing necessary therefor; whether the company will be able to comply with the covenants and conditions under its term loan agreement; the potential of adverse side effects or other safety risks that could adversely affect the commercialization of the company’s current or future approved products or preclude the approval of the company’s future drug candidates; the ability of licensees of the company’s products to commercialize such licensed products; the length, cost and uncertain results of future clinical trials; the company’s reliance on third parties to conduct its manufacturing, research and development and clinical trials; the availability of reimbursement from government authorities and health insurance companies for the company’s products; the impact of product liability lawsuits; the influence of extensive and costly government regulation; the volatility of the trading price of the company’s common stock and the concentration of power in its stock ownership. PDF copies of the company’s historical press releases and financial tables can be viewed and downloaded at its website: www.therapeuticsmd.com/pressreleases.aspx.

[i]	“Bio-identical” refers to estradiol and progesterone that are molecularly identical to the hormones produced naturally in the woman’s body. There is no evidence that bio-identical hormones are safer or more effective than synthetic hormones.
ii	Consensus estimate based on Symphony Health Solutions PHAST Data powered by IDV; 12 months as of December 31, 2017 and Fisher, J. QuintilesIMS, White Paper: A Profile of the US Compounding Pharmacy Market.

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Investor Contact

Nichol Ochsner,

Vice President Investor Relations

561-961-1900, ext. 2088

Nochsner@TherapeuticsMD.com